EXHIBIT 10.42
                                                                   -------------

                             JOINT VENTURE AGREEMENT


The following sets out the terms for the Joint Venture agreement between ValueFlash (Asia) Limited, a Hong Kong incorporated company with an office at Units 1702-04, Shui On Centre, 6-8 Harbour Road, Wan Chai, Hong Kong ("VflashAsia") and Sprouts Online Pte Ltd., a Singapore corporation with offices at 143 Cecil Street, #19-01 GB Building, Singapore 069542 and Prodigy Alliances Pte Ltd., a Singapore corporation with offices at 10 Anson Road, #10-12 International Plaza, Singapore 079903 (collectively "S&P"). The new Joint Venture Company will be called ValueFlash Corporation Pte Ltd.
("VflashSingapore").

(a) Vflash Singapore will pay an initial set-up fee for US$500,000 payable as follows: US$200,000 upon the execution hereof (to take place no later than September 30th, 2000), US$100,000 by no later than November 30, 2000, US$100,000 by no later than February 28, 2001 and US$100,000 by no later than September 1, 2001. Payment is to be made by certified or bank check (drawn on a Hong Kong bank) or wire transfer of available funds.

(b) Vflash Singapore will pay an annual fee equal to the following in each respective year:

      US$200,000 for 2001
      US$200,000 for 2002
      US$250,000 for 2003
      US$250,000 for 2004
      US$300,000 for 2005
      US$400,000 for 2006
      US$400,000 for 2007
      US$500,000 for each year thereafter

Each such annual fee is payable in two equal payments no later than July 10 and December 30 of each such year. Payment is to be made by certified or bank check (drawn on a Hong Kong bank) or wire transfer of available funds.

VflashAsia has the right to terminate this Agreement (and retain all payments from VflashSingapore received prior thereto) in the event of failure on the part of VflashSingapore to reach any of the criteria set forth above. However, this Agreement shall be extended if VflashSingapore fulfills the annual payments set out above.

2. S&P will have the right to become the regional Joint Venture partner for VflashAsia and its parent companies ("V-Flash") in Singapore, Malaysia and Indonesia (the "Territory"). VflashSingapore will have the exclusive rights to provide V-Flash services to all clients located within the Territory and such other activities, if any, as will be determined by VflashAsia. Such services will include hosting, graphic design, client data base management and software maintenance in connection with the V-Flash technology (collectively, the V-Flash Hosting Services). VflashSingapore will also have the exclusive right to search and cooperate with local business partners in the Territory. VflashAsia shall, for a period of up to 2 months from the date of this Agreement, fully support VflashSingapore in the delivery of the V-Flash Hosting Services so as to assist VflashSingapore in its startup phase at no extra cost to VflashSingapore.

3. A budget in connection with the start up costs for providing such services will be developed by VflashSingapore and VflashAsia. It is presently anticipated that the budget will be no more than US$500,000. VflashAsia will provide training for VflashSingapore's personnel at the VflashAsia's offices (each such company will be responsible for the costs incurred by their employees in connection with such training). VflashSingapore agrees to employ such employees in connection with the provision of V-Flash Hosting Services as will have the requisite skills and experience to be able to perform at high quality once trained. S&P agree that neither they or VflashSingapore will take any action in connection with the provision of V-Flash Hosting Services that will result in any actions or disrepute against V-Flash or any of the companies utilizing such services. Any and all initial and future capital requirements for VflashSingapore will not require a contribution by VflashAsia.

4. Thirty (30%) percent of the ownership and profits of VflashSingapore will be owned by VflashAsia. S&P will not be able to sell, dispose, transfer, encumber, assign or otherwise alienate any of its seventy (70%) percent interest in VflashSingapore without the prior written consent of VflashAsia; provided, however, that S&P will be able to sell, dispose, etc. any of its interest in VflashSingapore without such consent provided that such sale, disposition, etc. is not to any competitor of VflashAsia or any person or entity which might being disrepute to V-Flash (for example, a pornography site or a criminal) and provided that S&P continue to manage VflashSingapore after such transaction. VflashAsia's ownership and profit percentage in VflashSingapore shall not be diluted by any further issuance or offering by VflashSingapore of equity or debt without the prior written consent of VflashAsia. VflashSingapore will deliver Quarterly reports to VflashAsia detailing the gross revenues collected, expenses paid and incurred, and agreements entered into (all agreements will be based on business models mutually agreed between S&P and VflashAsia). Such reports will be delivered no later than the fifteenth
      (15) day of the following Quarter, and agreements referred to therein. Profits shall be payable annually within 30 days after resolution has been passed by the Board of Directors for each calendar year. Payment is to be made by certified or bank check (drawn on a Hong Kong bank) or wire transfer of available funds. S&P hereby grants to VflashAsia the right to audit the books and records of VflashSingapore, upon seven (7) business days notice, in order to verify the accuracy and completeness of the monthly reports.

5. VflashAsia will make available to VflashSingapore upgrades and new developments in the V-Flash and related technology at no charge whatsoever.

6. Neither S&P nor VflashSingapore may assign any of their rights to any of V-flash's competitor or potential rival technology providers, nor to any person or entity who might bring disrepute to V-flash. (for example, a pornography site or a criminal). No permitted assignment may be made unless V-Flash receives no less than five (5) business days prior written notice of such assignment. The Board of Directors of VflashSingapore shall consist of four members, one of which Directors shall be appointed by VflashAsia and three of which Directors shall be appointed by S&P. In the event that VflashAsia, for any reason, enters into receivership and/or liquidation, then VflashAsia will automatically deliver to VflashSingapore the V-Flash technology, including but not limited to the software and source code, so that VflashSingapore could continue to provide the V-Flash Housing Services in the Territory.

7. All notices permitted, required or provided for by this Agreement shall be made in writing, and shall be deemed adequately delivered if delivered by hand or by the mailing of the notice in the mail, prepaid certified or registered mail, return receipt requested, or by priority overnight by a nationally recognized overnight courier services that regularly maintains records of its pick-ups and deliveries, or by facsimile followed by one of the other means of delivery, to the parties at their respective addresses as stated first above or to any other address designated by a party hereto by written notice of such address change, with a copy of any and all such notices to Units 1702-04, Shui On Centre, 6-8 Harbour Road, Wan Chai, Hong King (facsimile number (852) 2815 1035), Attention: Frederick Chen Vee Yong. Notices delivered personally shall be deemed communicated as of the date of actual receipt, mailed notices shall be deemed communicated as of the date five (5) business days after mailing, couriered or faxed notices as of the date two (2) business days after delivery to the courier or the faxing, as appropriate.

8. This Agreement may not be modified or amended, except by an instrument in writing signed by the party or parties against whom enforcement of any such modification or amendment is sought.

9. Each of the parties hereto hereby agrees to execute and deliver any further instruments, certificates and documents as may be reasonably requested by any other party hereto to carry out the terms and conditions of this Agreement.

10. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Further, to the extent that any term or provision hereof is deemed invalid, void or otherwise unenforceable, but may be made enforceable by amendment thereto, the parties agree that such amendment may be made so that the same shall, nevertheless, be enforceable to the fullest extent permissible under the laws and public policies applied in any such jurisdiction in which enforcement is sought.

11. This Agreement shall be interpreted, construed and performed, and the rights and liabilities of the parties hereto determined, in accordance with the laws of Singapore, without regard to any conflicts of law principles. Any legal action resulting from, arising under, out of or in connection with, directly or indirectly, this Agreement shall be commenced in the Courts located in Singapore. All parties to this Agreement hereby submit themselves to the jurisdiction of any such court, and agree that service of process on them in any such action, suit or proceeding may be effected by the means by which notices are to be given under this Agreement.

12. The parties hereby agree that any remedy at law for a violation of any of the provisions of this Agreement is not, in itself, adequate to protect the parties hereto, and each party therefore shall be entitled to specific performance or any other mode of injunctive and/or other equitable relief to enforce his or its rights hereunder or any other relief a court may award.

13. Any waiver of any of the provisions of this Agreement, or of any inaccuracy in or non-fulfillment of any of the representations, warranties or obligations hereunder or contemplated hereby, shall not be effective unless made in writing and signed by the party against whom the enforcement of any such waiver is sought. A waiver given in any case shall only apply with respect to that particular act, omission or breach, and shall not be effective as to any further or subsequent act, omission or breach, regardless of whether they be of the same or similar nature.

14. (a) This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, understandings, letters of intent, covenants, arrangements, communications, representations or warranties, whether oral or written, by any party thereto or by any related or unrelated third party.

      (b) All exhibits and schedules attached hereto, and all certificates, documents and other instruments delivered or to be delivered pursuant to the terms hereof are hereby expressly made a part of this Agreement as fully as those set forth herein, and all references herein to the terms of this Agreement, hereunder, herein, hereby or hereto shall be deemed to refer to this Agreement and to all such writings.

15. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

If you agree to the terms as set forth above, please indicate such agreement by signing below.

Dated this 15th day of September, 2000


ACKNOWLEDGED AND AGREED:
ValueFlash (Asia) Ltd.

By:_________________________
Name: Frederick Chen
Title: C.E.O.




ACKNOWLEDGED AND AGREED:
Sprouts Online Ptd Ltd.

By:_________________________
Name: NG Boon Yew
Title: Director




ACKNOWLEDGED AND AGREED:
Prodigy Alliances Pte Ltd.

By:_________________________
Name: Jenny Prawesti
Title: Director